Exhibit 5.1

January 26, 2005 The Board of Directors Ryerson Tull, Inc. 2621 West 15th Place Chicago, Illinois 60608	Mayer, Brown, Rowe & Maw LLP 190 South La Salle Street Chicago, Illinois 60603-3441 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com

Ladies and Gentlemen:

We have acted as special counsel to Ryerson Tull, Inc., a Delaware corporation (the “Company”), and Ryerson Tull Procurement Corporation, a Delaware corporation (the “Guarantor” and, together with the Company, the “Registrants”) in connection with the preparation and filing by the Registrants with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3, as it may be amended (the “Registration Statement”), including the prospectus therein at the time the Registration Statement is declared effective (the “Prospectus”), relating to the offering and sale from time to time, pursuant to Rule 415 of the Securities Act, by certain selling holders of the Company’s 3.50% Convertible Senior Notes due 2024 (the “Notes”) and shares of common stock of the Company, par value $1.00 per share (the “Shares”), issuable upon conversion of the Notes. The Notes are irrevocably and unconditionally guaranteed on a senior unsecured basis by the Guarantor (the “Guarantee”). The Notes were issued pursuant to the terms of an Indenture, dated as of November 10, 2004, among the Company, as issuer, the Guarantor, and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”).

As special counsel to the Registrants, we have examined originals or copies certified or otherwise identified to our satisfaction of resolutions of the Board of Directors of the Company and such other records, certificates, instruments and other documents as we considered necessary or appropriate for the purpose of this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Company. In rendering this opinion, we have assumed the genuineness of all documents submitted to us as copies.

Based on and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that:

(i)	The Notes and the Guarantee endorsed thereon have been duly issued and constitute valid and binding obligations of the Company and the Guarantor, as applicable, enforceable against the Company and the Guarantor, as applicable, in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(ii)	The Shares issuable upon conversion of the Notes have been duly authorized and, when issued and delivered upon conversion of such Notes, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” contained therein.

Very Truly Yours,

/s/ Mayer, Brown, Rowe & Maw, LLP

Mayer, Brown, Rowe & Maw, LLP